October 22, 1999



Garden.com,  Inc.
3301  Steck  Avenue
Austin,  Texas  78757


Gentlemen:     Re:     Registration  Statement  on  Form  S-8

          We have acted as counsel for Garden.com, Inc., a Delaware corporation (the "Company"), in connection with the Company's offering to certain participants of up to 400,000 shares of its $.01 par value common stock (the "Common Stock") pursuant to the Garden.com, Inc. 1999 Employee Stock Purchase Plan (the "Plan").

     In such capacity we have examined, among other documents, the Restated Certificate of Incorporation of the Company, and the Registration Statement on Form S-8 to be filed by the Company with the Securities and Exchange Commission on or shortly after the date of this letter covering the offering of the Common Stock pursuant to the Plan. Based on the foregoing and such additional investigation as we have deemed necessary, it is our opinion that the shares of Common Stock to be offered under the Plan have been legally and validly authorized under the Restated Certificate of Incorporation of the Company and the laws of the State of Delaware. When issued in accordance with the description set forth in the Registration Statement and the Plan, the shares of Common Stock will be legally issued, fully-paid and nonassessable.

     We consent to the filing of a copy of this opinion as an exhibit to the Registration Statement on Form S-8.


                                        REINHART,  BOERNER,  VAN  DEUREN,
                                          NORRIS  &  RIESELBACH,  s.c.

                                        BY  /s/  Martin  J.  McLaughlin

                                                Martin J. McLaughlin